Exhibit 10.2

Jamie Brady
Chief Human Resources Officer

May 17, 2021

Pierre Caloz

RE: Side Letter Agreement re Equity Grants

Dear Pierre,

Subject to Board of Directors approval at the next regularly scheduled uniQure N.V. Board meeting after the execution of this Agreement and subject to the commencement of employment pursuant to your employment agreement with uniQure biopharma B.V., uniQure N.V. (the “Company”) agrees to grant you:

•	Twenty-Five Thousand (25,000) restricted stock units of the Company (RSUs), such RSUs vesting pro-rata on each of the first three anniversaries of the grant date;
•

An option to purchase Seventy-Five Thousand (75,000) ordinary shares of the Company, having an exercise price as of the closing share price on the date of grant, such option vesting over a period of four years, with one-quarter of the shares vesting on the first anniversary of the grant date and the remaining shares vesting quarterly on a pro-rata basis during the remainder of the vesting period; and

•	A supplemental grant of Ten Thousand (10,000) RSUs vesting in full on the first anniversary of the grant date.

Each grant will be pursuant to uniQure N.V.’s Amended and Restated 2014 Share Incentive Plan, and the terms will otherwise reflect the standard vesting and other terms and conditions contained in the Share Incentive Plan and the Company’s standard equity grant agreements.

Such option will be approved by the Board of Directors of uniQure N.V. not later than at its next regularly scheduled meeting. If the Board fails to make the grants at such regularly scheduled meeting, it shall be deemed a good reason for termination of the employment agreement by you subject to the payment of severance.

You will be eligible for future equity grants pursuant to the Company’s policies and procedures. Any additional grants during the first year of employment (not including those provided above) will be prorated based on hire date, and all future grants of equity shall be subject to the provisions of this Agreement, including, without limitation, provisions related to change of control and termination.

Sincerely,	Agreed and Acknowledged:

/s/ Jamie Brady	/s/ Pierre Caloz

Jamie Brady	Pierre Caloz

uniQure |Paasheuvelweg 25a |1105BP Amsterdam